SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                    INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

            --------------------------------------------------------------------

      4.    Date Filed:

            --------------------------------------------------------------------

                    INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                                1954 AIRPORT ROAD
                                    SUITE 200
                             ATLANTA, GEORGIA 30341

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
International Airline Support Group, Inc.

      The Annual Meeting of Stockholders of International Airline Support Group, Inc. (the "Company") will be held at the offices of the Company at the address listed above, on Wednesday, October 4, 2000, at 10:00 a.m., local time, to consider and vote on:

1. The election of two (2) directors to serve until the 2003 Annual Meeting of Stockholders.

2. The approval to effect a one-for-four reverse stock split with respect to the Company's Common Stock.

3. The approval of an amendment to the Company's 1996 Long Term Incentive and Share Award Plan ("Plan") to increase by 109,000 (27,250, if the reverse stock split is approved) the number of shares available for grant under the Plan.

4. The ratification of the appointment of Grant Thornton LLP as independent auditors for the fiscal year of the Company ending on May 31, 2001 ("fiscal 2001").

5. Such other matters as may properly come before the meeting or any adjournments thereof.

      The close of business on August 10, 2000, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the offices of the Company in Atlanta, Georgia. Your attention is directed to the proxy statement accompanying this notice.

                                    By Order of the Board of Directors,


                                    /s/ James M. Isaacson

                                    JAMES M. ISAACSON
                                    Secretary
Atlanta, Georgia
August 29, 2000

                    INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                                1954 AIRPORT ROAD
                                    SUITE 200
                             ATLANTA, GEORGIA 30341

                                 PROXY STATEMENT

                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON OCTOBER 4, 2000

      This Proxy Statement is furnished to the holders of shares of the $.001 par value per share Common Stock (the "Common Stock") of International Airline Support Group, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for use at the Annual Meeting of Stockholders to be held at the offices of the Company at the address listed above, on Wednesday, October 4, 2000, at 10:00 a.m. local time, and at any adjournments thereof (the "2000 Annual Meeting"). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about August 29, 2000.

      The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or by written communication. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals at the Company's expense. The Company has retained Corporate Investors Communications, Inc. to aid in solicitation of proxies. The Company will pay such firm a fee of approximately $3,500 and will reimburse it for certain expenses.

                                VOTING PROCEDURES

Voting Stock

      Only holders of record of the Company's Common Stock as of the close of business on August 10, 2000 (the "Record Date") will be entitled to vote at the 2000 Annual Meeting. The Company had outstanding 2,190,198 shares of Common Stock on the Record Date, each share being entitled to one vote on each matter submitted to the stockholders.

      Stockholders who do not expect to attend the 2000 Annual Meeting are urged to execute and return the enclosed proxy card promptly. Any stockholder signing and returning a proxy may revoke the same at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company or by voting in person at the meeting. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the 2000 Annual Meeting in accordance with the directions given. With respect to each proposal being submitted to the stockholders for their consideration, stockholders may (i) vote "FOR" such proposal, (ii) vote "AGAINST" such proposal, or (iii) abstain from voting on such proposal. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of Messrs. Dyer and Murnane as Class III Directors to serve a three-year term that will expire at the annual meeting of stockholders in 2003, "FOR" the proposal to effect a one-for-four reverse stock split with respect to the Common Stock, "FOR" the proposal to amend the 1996 Long Term Incentive and Share Award Plan (the "Plan") to increase by 109,000 (27,250, if the reverse stock split is approved) the number of shares available for grant under the Plan and "FOR" ratification of the appointment of Grant Thornton LLP as independent accountants for the Company's 2001 fiscal year. Management knows of no other matters that may come before the meeting for consideration by the stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

Quorum and Voting Requirements

      A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock that are outstanding and entitled to vote. A majority of the votes entitled to be cast by the holders of all shares of Common Stock that are present at the meeting and entitled to vote will be necessary to approve each proposal, other than the proposal to effect a one-for-four reverse stock split with respect to the Common Stock. The reverse-stock-split proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock outstanding. Abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") are counted in determining whether a quorum is present. With respect to the proposals which require the affirmative vote of majority of the votes entitled to be cast, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus abstentions will have the same effect as votes against any given proposal, whereas Broker Non-Votes will have no effect in determining whether any given proposal has been approved by the stockholders. With respect to the reverse-stock-split proposal, abstentions and Broker Non-Votes will have the same effect as votes against the proposal.

                     ELECTION OF DIRECTORS (PROPOSAL NO. 1)

      Under the Restated and Amended Certificate of Incorporation (the "Certificate") and the Amended and Restated Bylaws (the "Bylaws) of the Company, the number of directors of the Company is fixed at seven members; and the number of directors constituting the Board shall not be changed without the affirmative vote of at least 75% of the issued and outstanding shares of the Common Stock. The directors of the Company are elected at the annual meeting of stockholders. The Certificate and the Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in size as possible, having staggered terms of three years. As a result, approximately one-third of the Board will be elected each year. Pursuant to the Certificate and the Bylaws, the Board has nominated the persons set forth below as Class III directors to serve a three-year term that will expire at the annual meeting of stockholders in 2003.

                  Alexius A. Dyer III
                  George Murnane III

      Management of the Company and the Board recommend the election of Mr. Alexius A. Dyer III and Mr. George Murnane III for the office of Class III director to hold office for a three-year term and until their successors are duly elected and qualified. In addition to the two nominees, there are two other directors continuing to serve on the Board, Messrs. F. Dixon McElwee, Jr. and E. James Mueller, whose terms expire in 2002. There are currently three vacancies on the Board. The Company has not nominated anyone to fill such vacancies.

      The Board has no reason to believe that either of the nominees for the office of director will be unavailable for election as director. However, if at the time of the Annual Meeting either of the nominees should be unable or decline to serve, the persons named in the enclosed proxy card will vote as recommended by the Board to elect substitute nominees or vote to allow the vacancy created thereby to remain open until filled by the Board, as recommended by the Board. In no event, however, can a proxy be voted to elect more than five directors.

      The Board of Directors recommends a vote FOR this proposal.

               INFORMATION AS TO DIRECTORS AND EXECUTIVE OFFICERS

Stock Ownership

      The following table sets forth certain information, including ownership of the Company's Common Stock, as of August 10, 2000, with respect to: (i) each director; (ii) each executive officer and (iii) all directors and executive officers as a group.

                                                                                             NUMBER OF
                                                                                             SHARES OF
                                                                           OFFICER OR         COMMON
           NAME                AGE                 POSITION              DIRECTOR SINCE    STOCK OWNED(3)   PERCENTAGE
           ----                ---                 --------              --------------    --------------   ----------
Alexius A. Dyer III            44     Chairman of the Board, President        1992            368,489          15.5
                                      and Chief Executive Officer

George Murnane III             42     Executive Vice President, Chief         1996            144,587           6.4
                                      Operating Officer and Director

E. James Mueller (1)(2)        54     Director                                1991            104,072           4.6

F Dixon McElwee, Jr.(1)(2)     53     Director                                1999                 --            --

James M. Isaacson              39     Chief Financial Officer                 1997             35,373           1.6

Officers and Continuing Directors as a Group                                                  649,321          25.4

----------
(1)   Member of Audit Committee.
(2)   Member of the Compensation Committee.
(3) Includes the following shares of Common Stock subject to options exercisable presently or within sixty days: Mr. Dyer, 187,724; Mr. Murnane, 76,978; Mr. Mueller, 64,072; and Mr. Isaacson, 33,173.

Directors and Executive Officers

      Alexius A. Dyer III has been the Chief Executive Officer of the Company and Chairman of the Company's Board of Directors since February 1995 and President of the Company since February 1994. Mr. Dyer has been a director of the Company since 1992. From February 1991 to February 1994, Mr. Dyer served as Executive Vice President of the Company. Mr. Dyer, who currently serves as a member of the Company's Board of Directors in Class III, has been re-nominated for election as a Class III Director for a term expiring at the Annual Meeting of the Company to be held in 2003.

      George Murnane III has been the Chief Operating Officer of the Company since March 1999, Executive Vice President of the Company since June 1996 and has served as a director of the Company since October 1996. From June 1996 to March 1999, he served as Chief Financial Officer of the Company. From March 1996 through June 1996, Mr. Murnane served as a consultant for companies in the aviation industry. From October 1995 through February 1996, he served as Executive Vice President and Chief Operating Officer of Atlas Air, Inc., an air cargo company. From 1986 to 1995, he was affiliated with the New York investment banking firm of Merrill Lynch & Co., most recently as a Director in the firm's Transportation Group. Mr. Murnane was named to the Board of Directors of Mesa Air Group, Inc. ("Mesa"), a commuter airline, in June 1999. Mr. Murnane is the President of Barlow Management, Inc., the general partner of Barlow Partners II, L.P., a shareholder of Mesa. Prior to joining Mesa's Board of Directors, Mr. Murnane served since January 1997 as a Director of CCAIR, Inc., a commuter airline acquired by Mesa in June 1999. Mr. Murnane, who currently serves as a member of the Company's Board of Directors in Class III, has been re-nominated for election as a Class III Director for a term expiring at the Annual Meeting of the Company to be held in 2003.

      E. James Mueller has been a director of the Company since 1991. Mr. Mueller has been a principal with J.M. Associates, Inc., a business development consulting firm, since January 1992. The Company has entered into a commission agreement with J.M. Associates, Inc., pursuant to which J.M. Associates, Inc. is compensated for originating transactions for the Company.

      F. Dixon McElwee, Jr., has been the Senior Vice President of Frozen Food Express Industries, Inc., a motor carrier specializing in the transportation of perishable commodities, since September 1998. From May 1995 until July 1998, Mr. McElwee was Executive Vice President and Chief Financial Officer of Cameron-Ashley Building Products.

      James M. Isaacson has served as the Company's Chief Financial Officer since May 1999, the Company's Treasurer since December 1996 and Secretary of the Company since July 1997. From April 1995 to December 1996, he served as Director of Corporate Finance and Assistant Secretary for ValuJet Airlines, Inc. From May 1984 through April 1995 he served in a number of capacities for Delta Air Lines, Inc., where he most recently served as Manager - Capital Markets & Analysis.

Committees of the Board and Compensation Committee Interlocks

      The Compensation Committee of the Board of Directors reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

      The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews proposals for major transactions.

      The Company does not maintain a standing nominating committee or other committee performing similar functions.

Compensation of Directors

      The non-employee members of the Company's Board of Directors received a $25,000 fee for their service on the Board during fiscal 2000 pursuant to a Director's Compensation Plan that was adopted during fiscal 1995. Directors are also reimbursed for expenses incurred in connection with the attendance of Board meetings.

      Compliance with Section 16(a) of the Securities Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by law to furnish the Company copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2000.

            CERTAIN TRANSACTIONS WITH DIRECTORS AND THEIR AFFILIATES

      In December 1995, the Company entered into a commission agreement with J.M. Associates, Inc., a business development consulting firm of which Mr. Mueller is a principal. The commission agreement is non-exclusive and provides that J.M. Associates will receive commissions of between 3% and 4% of lease revenues or the purchase or sale price of completed parts acquisitions or sales with parties introduced to the Company by J.M. Associates. In fiscal 2000, the Company paid Mr. Mueller $60,000 for services rendered to the Company under this agreement and in connection with Mr. Mueller's participation in the Company's outside consulting activities.

      The Company believes the terms of such transactions were no less favorable than could be obtained from unaffiliated third parties. Any future transactions between the Company and its officers or directors are subject to approval by a majority of the disinterested directors of the Company.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, as of August 10, 2000, by each person who was known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock as of such date, based on information available to the Company. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares beneficially owned by such person.

        Name and Address                   Shares Beneficially Owned       % of Shares Outstanding
        ----------------                   -------------------------       -----------------------
Cohanzick Partners, L.P. (1)                         167,000                          7.6%
427 Bedford Road, Suite 230
Pleasantville, New York  10570

Heartland Advisors, Inc.(2)                          332,200                         15.2%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

Alexius A. Dyer III(3)                               368,489                         15.5%
1954 Airport Road, Suite 200
Atlanta, Georgia 30341

W. Robert Ramsdell(4)                                162,633                          7.4%
474 Paseo Miramar
Pacific Palisades, California 90272

Northeast Investors Trust(5)                         224,540                         10.3%
50 Congress Street
Boston, Massachusetts  02109-4096

----------

(1) Based on Amendment No. 1, filed on March 31, 2000, to a Schedule 13D filed on behalf of a group consisting of (i) Cohanzick Partners, L.P., a Delaware limited partnership; (ii) Cohanzick Capital, L.P., a Delaware limited partnership that is the sole general partner of Cohanzick Partners, L.P.; (iii) Sunnyside L.L.C., a Delaware limited liability company that is the sole general partner of Cohanzick Capital, L.P.; and
      (iv) David K. Sherman, who is the sole managing member of Sunnyside, L.L.C. Under the rules and regulations of the Securities and Exchange Commission, each of the entities referred to in the previous sentence is deemed to be the beneficial owner of 167,000 shares of Common Stock.

(2) Based on Amendment No. 3, filed on February 3, 2000, to a Schedule 13G filed by Heartland Advisors, Inc., a registered investment advisor. According to Amendment No. 3 to the Schedule 13G, it has sole voting power with respect to 82,200 shares of Common Stock and sole dispositive power with respect to 332,200 shares of Common Stock.

(3) Based on a Schedule 13D filed on January 22, 1999 and a Form 4 filed on February 4, 2000. Includes 187,724 shares that are subject to options that are exercisable presently or within sixty days. Mr. Dyer is the Chairman of the Board, President and Chief Executive Officer of the Company.

(4)   Based on a Schedule 13D filed on October 19, 1998.

(5) Based on Amendment No. 2, filed on February 10, 1999, to a Schedule 13G filed by Northeast Investors Trust, a registered investment company.

                             EXECUTIVE COMPENSATION

      The following sets forth certain information regarding the aggregate cash compensation paid to the Company's Chief Executive Officer and the Company's Chief Operating Officer during fiscal 1998, 1999 and 2000 (the "Named Executives"). Compensation information is not required for any other executive officer of the Company pursuant to the rules of the Securities and Exchange Commission.

Summary Compensation Table

                                                  ANNUAL                    LONG -TERM
                                               COMPENSATION                COMPENSATION
                                 ------------------------------------------------------------------
                                                                     AWARDS            PAYOUTS
                                                                 ----------------------------------
     NAME AND                                          PAID
PRINCIPAL POSITION               YEAR   SALARY($)    BONUS ($)   OPTIONS/SARS(#)   LTIP PAYOUTS ($)
------------------               ----   ---------    ---------   ---------------   ----------------
Alexius A. Dyer III              2000    183,842      194,677          --                    --
    Chairman of the Board,       1999    180,000      288,709      63,180(1)            336,815(2)
    President and Chief          1998    176,346      470,158      38,000               336,815(2)
    Executive Officer                                                                        --

George Murnane III               2000    157,273      116,806          --                    --
    Executive Vice President     1999    154,000      173,225      30,000(1)            157,158(2)
    and Chief Operating Office   1998    151,077      237,164      15,000               157,158(2)

(1) On December 3, 1998, the Company's Board of Directors approved the repricing of certain stock options outstanding under the Company's existing stock option plans (the "Stock Option Repricing"). The Stock Option Repricing was consummated on December 3, 1998 based on the market value of the Company's Common Stock on such date. 131,173 outstanding stock options were repriced to $3.31. Pursuant to the Stock Option Repricing, Messrs. Dyer and Murnane had options repriced from $4.50 to $3.31 with 22,180 and 15,000 shares of Common Stock underlying such options, respectively.

(2) Represents amounts awarded to Messrs. Dyer and Murnane subject to the condition that the net proceeds be used to pay the exercise price of options to purchase shares of the Company's Common Stock. The amount paid in fiscal 1998 was awarded in fiscal 1997; the amount paid in fiscal 1999 was awarded in fiscal 1998. Messrs. Dyer and Murnane purchased (i) 56,371 and 28,185 shares of the Company's Common Stock, respectively, with the net proceeds of such awards in fiscal 1999 and (ii) 59,448 and 29,624 shares of the Company's Common Stock, respectively, with the net proceeds of such awards in fiscal 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table

      The following table sets forth certain information with respect to the value of options owned by the Named Executives at May 31, 2000. The Named Executives did not exercise any options during fiscal 2000.

                              Number of Securities
                             Underlying Unexercised       Value of Unexercised
                              Options at FY-End(#)      in-the-Money Options at
                                                             FY-End ($)(1)

                                   Exercisable/               Exercisable/
                   Name           Unexercisable               Unexercisable
                   ----           -------------               -------------

         Alexius A. Dyer III      154,043/33,681                  0/0

         George Murnane III        61,260/15,718                  0/0

----------
(1) Based on the closing price of the Company's Common Stock on the American Stock Exchange on May 31, 2000 of $2.625 per share.

Employment Agreements

      As of October 3, 1996, the Company extended for an additional five years the employment agreement with Alexius A. Dyer III, President, Chief Executive Officer and Chairman of the Company. The employment agreement provides for payment of a base salary of $180,000 per annum for each year during the remaining term and annual cost-of-living increases, which base salary may be increased as the Board deems appropriate. During the term of the employment agreement and any extension thereof, Mr. Dyer shall serve as a member of the Board.

      Mr. Dyer's employment agreement also provides that he is entitled to an annual bonus during the stated term in an amount not less than 5% of the Company's net income before extraordinary and non-recurring items and income taxes, subject to two adjustments. First, in computing net income, the Company is required to exclude any item of revenue or expense attributable to any litigation commenced by or against the Company. Second, items of revenue and expense attributable to the sale of aircraft are not considered extraordinary or non-recurring items.

      Pursuant to the employment agreement, if Mr. Dyer is terminated without cause prior to the end of the term of the employment agreement, the Company is required to pay to Mr. Dyer the base salary for the remaining term of the agreement plus an amount equal to a pro rata portion (based on months employed during the current fiscal year) of the bonus paid to him during the previous fiscal year. If Mr. Dyer terminates the employment agreement following the occurrence of a "Change of Control" (as defined in the employment agreement), the Company is obligated to pay to him an amount equal to the average annual compensation paid to him during the two most recent fiscal years by the Company.

      As of October 3, 1996, the Company entered into a five-year employment agreement with George Murnane III, the Executive Vice President and Chief Operating Officer. The employment agreement provides for payment of a base salary of $154,000 per annum for each year during the remaining term and annual cost-of-living increases, which base salary may be increased as the Board deems appropriate. During the term of the employment agreement and any extension thereof, Mr. Murnane shall serve as a member of the Board.

      Mr. Murnane's employment agreement also provides that he is entitled to an annual bonus during the stated term in an amount not less than 3% of the Company's net income before extraordinary and non-recurring items and income taxes, subject to two adjustments. First, in computing net income, the Company is required to exclude any item of revenue or expense attributable or to any litigation commenced by or against the Company. Second, items of revenue and expense attributable to the sale of aircraft are not considered extraordinary or non-recurring items.

      Pursuant to his employment agreement, if Mr. Murnane is terminated without cause prior to the end of the term of the employment agreement, the Company is required to pay to Mr. Murnane the base salary for the remaining term of the agreement plus an amount equal to a pro rata portion (based on months employed during the current fiscal year) of the bonus paid to him during the previous fiscal year. If Mr. Murnane terminates the employment agreement following the occurrence of a "Change of Control" (as defined in the employment agreement), the Company is obligated to pay to him an amount equal to the average annual compensation paid to him during the two most recent fiscal years by the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee (the "Committee") of the Board of Directors consists of Mr. Mueller and Mr. McElwee, both of whom are non-employee members of the Board of Directors. The Committee is responsible for administering the Plan.

Executive Compensation Policies

      Generally, the Company's executive compensation program is designed to be competitive with that offered by other companies against which the Company competes for executive resources. At the same time, the Company links a significant portion of executive compensation to the achievement of the Company's short and long-term financial and strategic objectives and to the performance of the Company's Common Stock. The Company's executive compensation program consists of three primary elements: base salary, annual incentive bonus and stock options or other stock benefits. Base salary is intended to be competitive in the marketplace. However, although the Committee considers competitive data, salaries are determined subjectively by the Committee rather than by reference to any specific target group of companies. Subject to the terms of any applicable employment agreement, base salary is reviewed at least annually and adjusted based on changes in competitive pay levels, the executive's performance as measured against individual and Company-wide goals, as well as changes in the executive's role in the Company. The Committee awards incentive bonuses to the Named Executives based on the achievement of certain targets and objectives in a manner consistent with the terms of their employment agreements. The Company does not make annual stock option or other stock benefit grants to all executives. Rather, the Committee determines each year which, if any, executives will receive benefits, based on individual performance and each executive's existing stock option position.

Executive Officer Compensation

      Alexius A. Dyer III, the Company's President, Chief Executive Officer and Chairman, and George Murnane III, the Company's Executive Vice President and Chief Operating Officer, each entered into employment agreements in connection with the restructuring of the Company's capital structure on October 3, 1996. See "Management -- Employment Agreements." The base compensation, incentive bonus and stock option agreements entered into by the Company with such individuals were determined by arm's-length negotiations between the Compensation Committee and certain holders of the Company's then-outstanding debt securities and such individuals. The Compensation Committee believes that the specific base compensation, incentive bonus and stock option arrangements were necessary to attract management of the caliber sought by the Board. Future adjustments of such arrangements will be made in accordance with the general principles outlined above.

      The Company paid Mr. Dyer and Mr. Murnane a bonus in fiscal 2000 with respect to performance in fiscal 1999, calculated under the terms of their respective employment agreements. The Board of Directors is also permitted to award discretionary cash bonuses to senior executives of the Company who are designated as "Senior Executives" by the Board of Directors. The Board of Directors is given the discretion to make bonuses subject to conditions and to establish forfeiture conditions, in each case as the Board deems appropriate. In fiscal 2000, the Board did not award discretionary cash bonuses to Messrs. Dyer or Murnane.

Compensation of the President, Chief Executive Officer and Chairman

      The compensation of Mr. Dyer was determined, as noted above, based on the terms of his employment agreement, which was negotiated at arm's-length. The Board of Directors did not award stock options or a discretionary cash bonus to Mr. Dyer during fiscal 2000.

      This report by the Committee shall not be deemed to be incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                 Respectfully submitted by

                 The Compensation Committee:

                 F. Dixon McElwee, Jr.
                 E. James Mueller

PERFORMANCE GRAPH

      The following graph sets forth the total return on a $100 investment in each of (i) the Company's Common Stock, (ii) the AMEX Major Market Index and
(iii) a Peer Group, from May 31, 1995 through May 31, 2000. The Peer Group consists of AAR Corp., Aviall, Inc., Aviation Sales, Inc., AVTEAM, Inc., Aviation Distributors, Inc., and Kellstrom, Inc. (price data on AVTEAM, Inc. and Aviation Distributors, Inc. is not available until 1997 and their year-to-year performance does not affect the performance of the Peer Group until 1998; price data for Kellstrom, Inc. is not available until 1996 and its year-to-year performance does not affect the performance of the Peer Group until 1997). The total return set forth with respect to the Company has been adjusted to give effect to the Company's 1-for-27 reverse stock split consummated on October 3, 1996. The first reported sale of the Company's Common Stock following the reverse stock split occurred on October 18, 1996 at $4.50 per share. The Company's Common Stock closed at $2.625 per share on May 31, 2000.

  [The following table was depicted as a line graph in the printed material.]

                              YLF        PEER GROUP        AMEX
                          -----------   ------------   ------------
     May 31, 1995             100            100            100
     May 31, 1996              67            113            126
     May 31, 1997              44            141            163
     May 31, 1998              80            197            199
     May 28, 1999              41            163            235
     May 31, 2000              26             55            228

     APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION (PROPOSAL NO. 2)

      By unanimous written consent effective as of August __, 2000, the Board of Directors approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split pursuant to which each four shares of the Company's outstanding Common Stock will be combined into one share of Common Stock (the "Reverse Stock Split Amendment"). If adopted, the Reverse Stock Split Amendment would become effective on the date of the 2000 Annual Meeting (the "Effective Date"). The authorized capitalization of the Company will not be affected by the Reverse Stock Split Amendment. Adoption of the Reverse Stock Split Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding.

      The Board of Directors have approved the Reverse Stock Split Amendment to reduce the number of shares of Common Stock outstanding in an effort to increase the market value for the Company Stock. If the Reverse Stock Split Amendment had been approved on August 10, 2000, the record date for the 2000 Annual meeting, the number of shares of Common Stock outstanding would have been reduced from 2,190,198 to 547,549. Pursuant to adjustment provisions contained in all the Company's outstanding stock options, the number of shares of Common Stock that may be obtained upon exercise of a stock option will be adjusted to give effect to the Reverse Stock Split Amendment.

      If the Reverse Stock Split Amendment is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") and to act for holders of the Common Stock in implementing the exchange of their certificates. Commencing on the Effective Date, stockholders will be notified and requested to surrender to the Exchange Agent their certificates representing shares of old Common Stock in exchange for certificates representing new Common Stock. One share of new Common Stock will be issued in exchange for each four shares presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Common Stock will be deemed, for all corporate purposes, to evidence ownership of shares of new Common Stock. The Company will not issue fractional shares to any stockholder who owns less than one share of Common Stock as a result of the approval of the Reverse Stock Split Amendment. Instead, the Company will pay cash for the fractional share based on the closing sale price of a share of Common Stock on the American Stock Exchange on the day prior to the 2000 Annual Meeting.

      The Board of Directors recommends a vote FOR this proposal.

                 APPROVAL OF AMENDMENT TO PLAN (PROPOSAL NO. 3)

      By unanimous written consent effective as of August __, 2000, the Board of Directors, subject to stockholder approval, amended the Plan in order to increase by 109,000 (27,250, if the Reverse Stock Split Amendment is approved) the number of shares of the Company's Common Stock for which options may be granted. If the stockholders approve the amendment to the Plan, options to purchase a total of 1,076,782 (269,195, if the Reverse Stock Split Amendment is approved) shares of the Company's Common Stock may be granted under the Plan. The Compensation Committee has previously granted options to purchase 801,575 of the 967,782 shares presently available for issuance under the Plan. As of August 10, 2000 there were 529,947 unexercised options. If the Reverse Stock Split Amendment is approved, the unexercised options will represent the right to purchase 132,486 shares of Common Stock. The Board recommends that the stockholders of the Company approve the amendment of the Plan. The affirmative vote of the majority of the issued and outstanding shares of the Company's Common Stock present in person or represented by proxies at the 2000 Annual Meeting is required for approval of the amendment of the Plan.

      The Board of Directors recommends a vote FOR this proposal.

      Plan Description. The Plan was approved by the Company's stockholders at a special meeting of the stockholders held on September 30, 1996. The Plan is intended to provide a means to attract, retain and motivate selected employees and directors of the Company. The Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares and restricted share units, performance shares and performance units, dividend equivalents and other share-based awards (collectively, "awards"). All employees and non-employee directors are eligible to participate in the Plan. The Plan is administered by the Compensation Committee. The Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determinations required by the Plan. The Compensation Committee also will have authority to waive conditions relating to an award or accelerate vesting of awards. The Plan provides for certain grants of nonqualified stock options to directors who are not executive officers of the Company. Upon adoption of the Plan, an aggregate of 598,782 shares of the Company's Common Stock were reserved for issuance under the Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. The Company's stockholders approved at the fiscal 1997 Annual Meeting an amendment to the Plan to increase by 115,000 the number of shares of the Company's Common Stock subject to the Plan. In fiscal 1998, the Plan was amended again by a vote of stockholder to increase by 128,000 the number of shares of the Company's Common Stock subject to the Plan. During fiscal 1999, an additional 12,000 options were issued pursuant to the Plan. The Plan was further amended in fiscal 1999 to increase by 109,000 the number of shares of the Company's Common Stock subject to the Plan. The numbers of shares and options set forth in this paragraph do not give effect to the Reverse Stock Split Amendment.

      Stock Options. The Plan authorizes the granting of both incentive stock options and non-qualified stock options. At the discretion of the Compensation Committee, awards of options to employees under the Plan may be granted in tandem with other types of awards, incentive stock options granted to employees under the Plan, and any accompanying share appreciation rights, must generally expire within 10 years after the date of grant. The exercise prices of incentive stock options must be equal to at least 100% of the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options may be more or less than the fair market value of the Common Stock on the date of grant. Awards under the Stock Option Plan to employees, except for vested shares, are not transferable by the holder other than by will or applicable laws of descent or distribution, except pursuant to a designation filed by an employee with the Company as to who shall receive the benefits specified under the Plan upon the death of such employee.

      Restricted Stock. The Plan authorizes the Compensation Committee to grant shares of restricted stock to employees, subject to the terms and conditions imposed by the Compensation Committee. These terms may include a restriction period during which the shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered and during which such shares may be subject to forfeiture. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the recipient of restricted stock will have all the rights of a holder of Common Stock as to such restricted stock including the right to vote the shares and the right to receive dividends. Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period, all shares still subject to restriction will be forfeited by the employee. The Plan also authorizes the Compensation Committee to grant restricted share units to an employee, under which shares of Common Stock or cash will be delivered to the employee after the expiration of the restriction period.

      Share Appreciation Rights. The Plan authorizes the Compensation Committee to grant share appreciation rights to employees, subject to the terms and conditions imposed by the Compensation Committee. Share appreciation rights give an employee the right to receive the excess of the fair market value of shares of Common Stock on the date of exercise over the exercise price of the share appreciation rights, as set by the Compensation Committee. Terms within the discretion of the Compensation Committee may include the time of exercise, the form of consideration payable at exercise, and the method by which shares of Common Stock will be delivered or deemed to be delivered to an employee.

      Performance Shares and Performance Units. The Plan also authorizes the Compensation Committee to grant performance shares or performance units to employees, subject to the terms and conditions imposed by the Compensation Committee. These awards provide shares of Common Stock or cash to an employee upon the satisfaction of certain performance objectives, as determined by the Compensation Committee. Awards may be fixed or may vary in accordance with the level of such performance. The Compensation Committee generally may revise the performance objectives to reflect the occurrence of significant events which it expects to have a substantial effect on the performance objectives. Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment during the performance period, all shares and units relating to such performance period will be forfeited by the employee.

      Dividend Equivalents. The Plan also authorizes the Compensation Committee to grant dividend equivalents to employees. These awards may relate to other awards of shares, rights or units and generally give an employee the right to receive cash or other property equal to any dividends paid on the shares of Common Stock underlying such other awards. Such dividend equivalents may either be paid when accrued or deemed to have been reinvested in additional shares of Common Stock. Dividend equivalents (other than freestanding dividend equivalents) will be subject to all conditions and restrictions of the underlying awards to which they relate.

      In addition to the foregoing types of awards, the Plan also authorities the Compensation Committee, subject to limitations under applicable law, to grant employees any other award based on shares of Common Stock, including the award of unrestricted shares purely as a bonus and not subject to any conditions. Cash awards, as an element of or supplement to any other award, are also authorized under the Plan. In all cases, the Compensation Committee shall determine the terms and conditions of such awards.

      The Plan generally may be amended, altered, suspended, discontinued or terminated from time to time by the Board of Directors, except that stockholder approval is required, in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for any amendment (a) to increase the number of shares of Common Stock reserved for issuance under the Plan or (b) to change the class of employees eligible to participate in the Plan; provided, however, that no such amendment may impair the rights of any participant without his consent.

      The Plan provides that, if the Compensation Committee determines that a stock dividend, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, or similar corporate transaction affects the Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of rights of employees participating in the Plan, the Compensation Committee has discretion to adjust the number and kind of shares to be issued under the Plan, the number and kind of shares issuable in respect of outstanding awards and the exercise price, grant price or purchase price of any award. The Plan provides that such adjustments with respect to options of directors who are not executive officers of the Company shall be made automatically. In addition, the Compensation Committee is authorized to make adjustments in the terms of awards in recognition of certain unusual or non-recurring events affecting the Company and its financial statements.

Federal Income Tax Consequences of Option Grants

      The following discussion outlines generally the federal income tax consequences of option awards under the Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his own tax counsel for advice regarding federal income tax treatment under the Plan.

      Non-Qualified Stock Options. The recipient of a non-qualified stock option under the Plan is not subject to any federal income tax upon the grant of such option nor does the grant of the option result in an income tax deduction for the Company. As a result of the exercise of an option, the recipient will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. Such fair market value generally will be determined on the date the shares of Common Stock are transferred pursuant to the exercise. However, if the recipient is subject to Section 16(b) of the Exchange Act, the date on which the fair market value of the shares transferred will be determined is delayed until the earlier of the last day of the six-month period beginning on the date the "property" is "purchased" or the first day on which a sale of the "property purchased" will not subject the recipient to suit under Section 16(b) of the Exchange Act. Alternatively, if the recipient is subject to Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the recipient when such ordinary income is recognized by the recipient, provided, the Company satisfies applicable federal income tax reporting requirements. The Company's deduction, however, is subject to a $1,000,000 limitation on the deduction of certain employee remuneration under Section 162(m) of the Code, unless an exception for performance-based compensation under such section applies.

      Depending on the period the shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or a long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified stock option was exercised.

      Special rules apply to a recipient who exercises a non-qualified stock option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company.

      Incentive Stock Options. An employee is not subject to any federal income tax upon the grant of an incentive stock option pursuant to the Plan, nor does the grant of an incentive stock option result in an income tax deduction for the Company. Further, an employee will not recognize income for federal income tax purposes and the Company normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares of Common Stock to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

      If the shares of Common Stock transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the employee generally will recognize ordinary income equal to the lesser of (1) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. If the employee is subject to Section 16(b) of the Exchange Act, special rules may apply to determine the amount of ordinary income recognized upon the disposition. The balance, if any, of the employee's gain over the amount treated as ordinary income on the disposition generally will be treated as long- or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. The Company generally would be entitled to a federal income tax deduction equal to any ordinary income recognized by the employee, provided the Company satisfies applicable federal income tax reporting requirements and subject to the limitation on the deduction of certain employee remuneration as mandated by Section 162(m) of the Code, absent an exception for performance-based compensation under such section.

      If the shares of Common Stock transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, such disposition generally will result in long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. The Company will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

     RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (PROPOSAL NO. 3)

      The Board of Directors has appointed Grant Thornton LLP as independent accountants of the Company for fiscal 2001. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders for ratification. The Board considers Grant Thornton LLP to be well qualified and recommends that the stockholders vote to ratify that appointment. A representative of Grant Thornton LLP is not expected to attend the 2000 Annual Meeting.

      The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy at the 2000 Annual Meeting is required to adopt the proposal. If the proposal is not adopted, the Board of Directors may reconsider the appointment.

      The Board of Directors recommends a vote FOR this proposal.

                             ADDITIONAL INFORMATION

Proposals for 2001 Meeting

      Any proposal of stockholders that is intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's principal executive offices no later than April 14, 2001 and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.

Annual Report

      The Company's 2000 Annual Report on Form 10-K is being mailed to Stockholders with this Proxy Statement.

Other Matters

      The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before such meeting, the persons voting the proxies will vote them in accordance with their best judgment.

      THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors


                                          /s/ Alexius A. Dyer III

                                          ALEXIUS A. DYER III
                                          Chairman of the Board, President and
                                                Chief Executive Officer

                    INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON OCTOBER 4, 2000

      The undersigned hereby appoints Alexius A. Dyer III and George Murnane III, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned to vote all shares of International Airline Support Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the offices of the Company, 1954 Airport Road, Suite 200, Atlanta, Georgia 30341, at 10:00 a.m., local time, on October 4, 2000, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

1. To elect Messrs. Dyer and Murnane as Class III Directors to serve a three-year term that will expire at the annual meeting of stockholders in 2003:

                     |_| FOR          |_| AGAINST            |_| ABSTAIN

      The Board of Directors recommends a vote FOR the election of Messrs. Dyer and Murnane as Class III Directors.

      TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

2. To approve an amendments to the Company's Restated and Amended Certificate of Incorporation to effect a one-for-four reverse stock split with respect to the Company's outstanding Common Stock:

                     |_| FOR          |_| AGAINST            |_| ABSTAIN

      The Board of Directors recommends a vote FOR approval of the amendments to the Company's Restated and Amended Certificate of Incorporation.

3. To approve an amendment to the Company's 1996 Long Term Incentive and Share Award Plan ("Plan") to increase by 109,000 (27,250, if the reverse stock split is approved) the number of shares available for grant under the Plan:

                     |_| FOR          |_| AGAINST            |_| ABSTAIN

      The Board of Directors recommends a vote FOR the approval of the amendment to the Plan.

4. To ratify the appointment of Grant Thornton LLP as independent auditors for fiscal 2000:

                     |_| FOR          |_| AGAINST            |_| ABSTAIN

      The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP.

5. In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS.

                              PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              Please sign exactly as your name appears hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.


                              _________________________  Date: ___________, 2000
                              Signature of Shareholder


                              _________________________
                              Print Name


                              ________________________   Date: ___________, 2000
                              Signature of Shareholder


                              _________________________
                              Print Name


                                      - 2-